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                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                                     --------

                                     FORM 8-K


                     CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
                         OF THE SECURITIES EXCHANGE ACT OF 1934


                    DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
                                 JANUARY 31, 2003


                              PACIFIC ENERGY PARTNERS, L.P.
                  (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                       313345            68-0490580
  (State or other jurisdiction of        (Commission       (IRS Employer
   incorporation or organization)        File Number)    Identification No.)

                                 5900 CHERRY AVENUE
                                LONG BEACH, CA 90805
                        (Address of principal executive office)

                                  (562) 728-2800
                 (Registrant's telephone number, including area code)


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ITEM 9. REGULATION FD DISCLOSURE.

On January 29, 2003, Pacific Energy Partners, L.P. (the "Partnership"), issued a press release announcing its earnings and results of operations for the three months ended December 31, 2002 and the year ended December 31, 2002 and providing earnings guidance for 2003 (the "Press Release"). The Partnership discussed the Press Release during a conference call with investors and analysts on January 30, 2003. During the conference call and subsequently, several participants inquired about the increase in the Partnership's general and administrative expenses in the fourth quarter of 2002 and for 2003 and asked for details relating to interest expense. The Partnership intends to respond to those inquiries as follows:

     In the Press Release, the Partnership provided earnings guidance for 2003 of $1.10 to $1.20 per limited partner unit, which excludes expected earnings relating to the pending EPTC acquisition (which acquisition is described in the Press Release and the Partnership's SEC filings). Reflected in the earnings guidance is the Partnership's forecast that 2003 general and administrative expense will be approximately $13.5 to $14 million, compared to $8.6 million in 2002. The increase is attributable to several factors, including the following: First, the Partnership will incur a full year's expense of approximately $1.5 million relating to management personnel and other staff added since the Partnership's July 2002 initial public offering ("IPO"), which were necessitated by its transition from a private company to an independent, growth-oriented master limited partnership and to comply with new SEC and stock exchange regulations; second, the Partnership will incur a full year's expense associated with being a publicly-traded company, estimated to be approximately $1.1 million; and third, as a result of an unfavorable insurance market, the Partnership expects to incur at least $0.7 million of additional expense for insurance. The Partnership incurred an expense of approximately $1 million for these items in the fourth quarter of 2002 and will, as discussed above, incur a full year's expense for these items in 2003.

     The remainder of the increase in general and administrative expense from 2002 to 2003 is the result of the Partnership's grants of restricted units under its long term incentive plan, which plan was adopted in connection with the Partnership's IPO, and which is described in the Partnership's Registration Statement on Form S-1, as amended, dated July 22, 2002. As discussed in the S-1, the Partnership anticipated granting restricted units and unit options shortly after the closing of its IPO; however the amount of the grants had not been determined at that time. The Partnership's guidance for 2003 includes an expense of $3.2 million relating to 381,250 restricted units and 50,000 unit options that were granted to management and key employees in December 2002 and 15,000 restricted units that will be granted in February 2003. These restricted units and unit options vest over periods ranging from approximately two to five years from the date of grant. The restricted units will be expensed annually over their vesting period. The Partnership does not expense unit options. The vesting of restricted units is as follows: 2003 - 131,250 units; 2004 - 133,250 units; 2005 - 58,250 units;
2006 - 33,250 units; 2007 - 33,250 units; and 2008 - 7,000 units. The
Partnership does not intend to grant restricted units at this level on a going forward basis. Upon vesting of the restricted units, the Partnership has the option of paying the holder of the restricted units in cash equal to the restricted units' fair market value, by issuing new common units, or by transferring common units purchased by the Partnership in the open market.

     With respect to interest expense in 2003, the Partnership's credit facilities bear interest at a margin above LIBOR, which varies depending on the Partnership's credit ratings. Based on the Partnership's existing credit ratings, the interest rate on its $225 million term loan is LIBOR plus 2.75%. In 2002, the Partnership hedged $170 million of this term loan, thereby securing an all-in interest rate of 7.0% on that amount. Based on the Partnership's existing credit ratings, the interest rate on its largely unused $200 million revolving credit facility is LIBOR plus 2.25%. The Partnership pays a commitment fee of 0.375% on the unused portion, and fees of 2.25% on outstanding letters of credit. During the fourth quarter of 2002, there were no borrowings under the revolving credit facility and only a small amount of outstanding letters of credit. Finally, interest expense includes a non-cash amortization expense relating to deferred financing costs of approximately $300,000 in the fourth quarter 2002 and an estimate of $1.0 million in 2003.

     THIS INFORMATION INCLUDES "FORWARD-LOOKING" STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT INCLUDED OR INCORPORATED HEREIN MAY CONSTITUTE FORWARD-LOOKING STATEMENTS. WORDS SUCH AS "ANTICIPATES," "EXPECTS," "ESTIMATES," "FORECASTS," "PROJECTS" AND SIMILAR EXPRESSIONS IDENTIFY THESE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE PARTNERSHIP BELIEVES THAT THE EXPECTATIONS REFLECTED IN THE FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO BE CORRECT. THE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES THAT AFFECT THE PARTNERSHIP'S OPERATIONS, FINANCIAL PERFORMANCE AND OTHER FACTORS DISCUSSED IN ITS FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC"). AMONG THE FACTORS THAT COULD CAUSE RESULTS TO DIFFER MATERIALLY ARE THOSE RISKS DISCUSSED IN THE PARTNERSHIP'S REGISTRATION STATEMENT ON FORM S-1, AS AMENDED, FILED WITH THE SEC AND RELATING TO ITS INITIAL PUBLIC OFFERING AND ITS SUBSEQUENT SEC FILINGS.

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                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        PACIFIC ENERGY PARTNERS, L.P.

                                        BY: PACIFIC ENERGY GP, INC.
                                            ITS GENERAL PARTNER



                                        By: /s/ IRVIN TOOLE, JR.
                                           -----------------------
                                           IRVIN TOOLE, JR.
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER

Date: February 2, 2003